Exhibit 3.1

CERTIFICATE OF DESIGNATION, PREFERENCES AND
RIGHTS OF SERIES A JUNIOR PARTICIPATING PREFERRED SHARES

Of

ChinaCache International Holdings Ltd.

(the “Company”)

Pursuant to Article 12 of the Fifth Amended and Restated Articles of Association of the Company (the “Articles”), the following resolutions were duly adopted at a meeting of the Board of Directors of the Company held on May 9, 2018:

RESOLVED, that pursuant to the authority granted to and vested in the Board of Directors of the Company (the “Board”) in accordance with the provisions of the Articles, a series of preferred shares of the Company be and it hereby is created, and that the designation and amount thereof and the voting rights, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof are as follows:

Section 1.          Designation and Amount. The shares of such series shall be designated as “Series A Junior Participating Preferred Shares” (the “Series A Preferred Shares”). The Series A Preferred Shares shall have a par value of $0.0001 per share, and the number of shares constituting such series shall be 10,000,000. Such number of shares may be increased or decreased by resolution of the Board; provided, that no decrease shall reduce the number of Series A Preferred Shares to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the exercise of any options, rights or warrants issuable upon conversion of any outstanding securities issued by the Company convertible into Series A Preferred Shares.

Section 2.          Dividends and Distributions.

(A)         Subject to the prior and superior right of the holders of any shares of any series of preferred shares ranking prior and superior to the Series A Preferred Shares with respect to dividends, the holders of Series A Preferred Shares shall be entitled to receive when, as and if declared by the Board out of funds legally available for the purpose, quarterly dividends payable in cash on the last day of March, June, September and December in each year (each such date being referred to herein as a “Quarterly Dividend Payment Date”), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series A Preferred Shares, in an amount per share (rounded to the nearest cent) equal to 100 times the aggregate per share amount of all cash dividends, and 100 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions other than a dividend payable in ordinary shares, par value $0.0001 per share, of the Company (“Ordinary Shares”) or a subdivision of the outstanding Ordinary Shares (by reclassification or otherwise), declared on Ordinary Shares since the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Preferred Shares.

(B)         The Company shall declare a dividend or distribution on the Series A Preferred Shares as provided in paragraph (A) above immediately after it declares a dividend or distribution on the Ordinary Shares (other than a dividend payable in Ordinary Shares).

(C)         Dividends shall begin to accrue on outstanding Series A Preferred Shares from the Quarterly Dividend Payment Date immediately preceding the date of issue of such Series A Preferred Shares, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of Series A Preferred Shares entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the Series A Preferred Shares in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board may fix a record date for the determination of holders of Series A Preferred Shares entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than 30 days prior to the date fixed for the payment thereof.

Section 3.          Voting Rights. The holders of Series A Preferred Shares shall have the following voting rights:

(A)         Subject to the provision for adjustment hereinafter set forth, each share of Series A Preferred Shares shall entitle the holder thereof to 100 votes on all matters submitted to a vote of the shareholders of the Company. In the event the Company shall at any time after May 9, 2018 (the “Rights Issuance Authorization Date”) (i) declare or pay any dividend on Ordinary Shares payable in Ordinary Shares, (ii) subdivide the outstanding Ordinary Shares, or (iii) combine the outstanding Ordinary Shares into a smaller number of shares, then in each such case the number of votes per share to which holders of Series A Preferred Shares were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction, the numerator of which is the number of Ordinary Shares outstanding immediately after such event and the denominator of which is the number of Ordinary Shares that were outstanding immediately prior to such event.

(B)         Except as otherwise provided herein, in any other Certificate of Designations creating a series of preferred shares or any similar shares, or by law, the holders of Series A Preferred Shares and the holders of Ordinary Shares entitled to vote shall vote together as one class on all matters submitted to a vote of shareholders of the Company.

(C)         Except as set forth herein or as otherwise provided by law, holders of Series A Preferred Shares shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Ordinary Shares entitled to vote as set forth herein) for taking any corporate action.

Section 4.          Certain Restrictions.

(A)         Whenever dividends or distributions payable on the Series A Preferred Shares as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on Series A Preferred Shares outstanding shall have been paid in full, the Company shall not:

(i)          declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Shares;

(ii)         declare or pay dividends on or make any other distributions on any shares ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Shares, except dividends paid ratably on the Series A Preferred Shares and all such parity shares on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

(iii)        redeem or purchase or otherwise acquire for consideration any shares ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Shares, provided that the Company may at any time redeem, purchase or otherwise acquire any shares ranking in parity in exchange for any shares of the Company ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series A Preferred Shares; or

(iv)        redeem or purchase or otherwise acquire for consideration any Series A Preferred Shares, or any shares ranking on a parity with the Series A Preferred Shares, except in accordance with a purchase offer made in writing or by publication (as determined by the Board) to all holders of such shares upon such terms as the Board, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

(B)         The Company shall not permit any subsidiary of the Company to purchase or otherwise acquire for consideration any shares of the Company unless the Company could, under Paragraph (A) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.

Section 5.          Reacquired Shares. Any Series A Preferred Shares purchased or otherwise acquired by the Company in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued preferred shares and may be reissued as part of a new series of preferred shares to be created by resolution or resolutions of the Board, subject to the conditions and restrictions on issuance set forth herein, in the Articles of Association of the Company, as amended, or in any other Certificate of Designations creating a series of preferred shares or any similar shares or as otherwise required by law.

Section 6.          Liquidation, Dissolution or Winding Up.

(A)         Upon any liquidation (voluntary or otherwise), dissolution or winding up of the Company, no distribution shall be made to the holders of any shares ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Shares unless, prior thereto, the holders of Series A Preferred Shares shall have received an amount equal to $100 per share of Series A Preferred Shares, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment (the “Series A Liquidation Preference”). Following the payment of the full amount of the Series A Liquidation Preference, no additional distributions shall be made to the holders of Series A Preferred Shares unless, prior thereto, the holders of Ordinary Shares shall have received an amount per share (the “Ordinary Adjustment”) equal to the quotient obtained by dividing (i) the Series A Liquidation Preference by (ii) 100 (as appropriately adjusted as set forth in subparagraph (C) below to reflect such events as shares splits, shares dividends and recapitalizations with respect to the Ordinary Shares) (such number in clause (ii), the “Adjustment Number”). Following the payment of the full amount of the Series A Liquidation Preference and the Ordinary Adjustment in respect of all outstanding Series A Preferred Shares and Ordinary Shares, respectively, holders of Series A Preferred Shares and holders of Ordinary Shares shall receive their ratable and proportionate share of the remaining assets to be distributed in the ratio of the Adjustment Number to one with respect to such preferred shares and Ordinary Shares, on a per share basis, respectively.

(B)         In the event, however, that there are not sufficient assets available to permit payment in full of the Series A Liquidation Preference and the liquidation preferences of all other series of preferred shares, if any, which rank on a parity with the Series A Preferred Shares, then such remaining assets shall be distributed ratably to the holders of such parity shares in proportion to their respective liquidation preferences. In the event, however, that there are not sufficient assets available to permit payment in full of the Ordinary Adjustment, then such remaining assets shall be distributed ratably to the holders of Ordinary Shares.

(C)         In the event the Company shall at any time after the Rights Issuance Authorization Date (i) declare any dividend on Ordinary Shares payable in Ordinary Shares, (ii) subdivide the outstanding Ordinary Shares, or (iii) combine the outstanding Ordinary Shares into a smaller number of shares, then in each such case the Adjustment Number in effect immediately prior to such event shall be adjusted by multiplying such Adjustment Number by a fraction, the numerator of which is the number of Ordinary Shares outstanding immediately after such event and the denominator of which is the number of Ordinary Shares that were outstanding immediately prior to such event.

Section 7.          Consolidation, Merger, etc. In case the Company shall enter into any consolidation, merger, combination, scheme of arrangement or other transaction in which the Ordinary Shares are exchanged for or changed into other shares or securities, cash and/or any other property, then in any such case the Series A Preferred Shares shall at the same time be similarly exchanged or changed in an amount per share (subject to the provision for adjustment hereinafter set forth) equal to 100 times the aggregate amount of shares, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Ordinary Shares is changed or exchanged. In the event the Company shall at any time (i) declare any dividend on Ordinary Shares payable in Ordinary Shares, (ii) subdivide the outstanding Ordinary Shares, or (iii) combine the outstanding Ordinary Shares into a smaller number of shares, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of Series A Preferred Shares shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of Ordinary Shares outstanding immediately after such event and the denominator of which is the number of Ordinary Shares that were outstanding immediately prior to such event.

Section 8.          No Redemption. The Series A Preferred Shares shall not be redeemable.

Section 9.          Ranking. The Series A Preferred Shares shall rank junior to all other series of the Company’s preferred shares as to the payment of dividends and the distribution of assets, unless the terms of any such series shall provide otherwise. No special vote of the holders of Series A Preferred Shares shall be required to authorize any other series of preferred shares, irrespective of the ranking of these shares.

Section 10.         Amendment. At any time when any Series A Preferred Shares are outstanding, this Certificate of Designation shall not be amended in any manner which would materially alter or change the powers, preferences or special rights of the Preferred Shares so as to affect them adversely without the affirmative vote of the holders of a majority or more of the outstanding Preferred Shares, voting separately as a class.

Section 11.         Fractional Shares. Series A Preferred Shares may be issued in fractions of a share which shall entitle the holder, in proportion to such holder’s fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series A Preferred Shares.

IN WITNESS WHEREOF, this Certificate of Designation has been executed this 9th day of May, 2018.

/s/ Song Wang
Name: Song Wang
Title: Chairman and Chief Executive Officer